Press Release

Excelerate Energy Announces Chief Operating Officer Succession Plan

THE WOODLANDS, TX, November 8, 2022 – Excelerate Energy, Inc. (NYSE: EE) (“Excelerate” or “Company”) announced today that Calvin (Cal) Bancroft will resign from his position as Executive Vice President and Chief Operating Officer on December 31, 2022. Mr. Bancroft will continue his employment with the Company as a Senior Advisor reporting to Steven Kobos, President and Chief Executive Officer, through September 30, 2023 at which point he is expected to retire. Consistent with the Company’s succession plan, David Liner, who currently serves as Vice President of Operations, will succeed Mr. Bancroft in the role of Executive Vice President and Chief Operating Officer as of January 1, 2023.

"I want to thank Cal for his leadership and dedication. He has been a key member of our executive team and an integral part of Excelerate’s transformation into the premier provider of flexible LNG solutions that it is today,” said Kobos. “I am grateful for all the contributions he has made to the Company and for being a true partner in enabling our strong operational performance. On behalf of all of us at Excelerate, we wish him joy in having the time to do anything and everything he has always desired to do.”

During his 40+ years of experience in the shipping industry, Mr. Bancroft has received recognition from the maritime industry as well as two Homeland Security Public Commendations. Prior to joining Excelerate, he served as Global Marine Operations Manager for Phillips 66, Commercial Logistics Manager-Americas for Shell Chemical L.P., and Vice President of Fleet Operations and Facility Security Officer for Ocean Shipholdings, Inc.

"It has been a tremendous honor and privilege to be part of the Excelerate team,” said Mr. Bancroft. “Excelerate is positioned extremely well for the next phase of its growth and success, guided by a clear strategy, outstanding leadership, and a superior workforce. I can retire with confidence knowing that David Liner has the knowledge, skills, and experience to be an exceptional Operations leader.”

Mr. Liner joined Excelerate in August of 2021 with over 25 years of maritime experience in the oil and gas industry. As Vice President of Operations, he has led the Operations and Maintenance team responsible for the Company’s fleet of vessels and terminals. Prior to joining Excelerate, he held a variety of roles with SeaRiver Maritime and ExxonMobil Development Company and served as the Chief Officer of Commercial & Planning at Qatar Gas Transport Company (Nakilat). Mr. Liner holds a bachelor’s degree in Ocean Engineering from the Florida Institute of Technology

ABOUT EXCELERATE ENERGY

Excelerate Energy, Inc. is a U.S.-based LNG company located in The Woodlands, Texas. Excelerate is changing the way the world accesses cleaner forms of energy by providing integrated services along the LNG value chain with the objective of delivering rapid-to-market and reliable LNG solutions to customers. The Company offers a full range of flexible regasification services from FSRUs to infrastructure development to LNG supply. Excelerate has offices in Abu Dhabi, Antwerp, Boston, Buenos Aires, Chattogram, Dhaka, Doha, Dubai, Helsinki, Ho Chi Minh City, Manila, Rio de Janeiro, Singapore, and Washington, DC. For more information, please visit www.excelerateenergy.com.

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Excelerate Energy

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